AGREEMENT FOR SUPPLY

BETWEEN

AMERICAN WOOD MOULDING, L.L.C.

and

FLETCHER CHALLENGE FORESTS USA INC.

and

THUNDERBIRD MOULDING COMPANY

Dated as of April __, 1996

AGREEMENT FOR SUPPLY, dated as of April __, 1996 between American Wood Moulding, L.L.C., a Delaware limited liability company ("AMC LLC"), Fletcher Challenge Forests USA Inc., a Delaware corporation ("FCF") and Thunderbird Moulding Company, a California corporation ("Thunderbird").

RECITALS

WHEREAS, AMC LLC desires to appoint Thunderbird, and Thunderbird desires to be appointed, as (a) a priority supplier of AMC LLC and (b) the agent of AMC LLC to manage all of AMC LLC's supply requirements.

WHEREAS, AMC LLC desires to appoint FCF, and FCF desires to be appointed, as a priority supplier of AMC LLC.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

"Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

"Agreement" shall mean this Agreement for Supply, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

"Business Day" shall mean any day (other than Saturday or Sunday) on which banks are open for regular business in Baltimore, Maryland and Auckland, New Zealand.

"Commission" shall mean the sum calculated and paid in accordance with Article VII.

"Contract" includes any agreement, contract, arrangement, obligation, promise, or undertaking (whether written or oral and whether expressed or implied) that is legally binding.

"control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

"Default Price" shall mean, with respect to any goods or services, AMC LLC's usual resale price for such goods or services less 20% after deducting actual returns and allowances.

"Person" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

"Priority Suppliers" shall mean (a) Thunderbird and each of its Affiliates and (b) FCF and each of its Affiliates.

As used in this Agreement, "processing" (including, with its correlative meaning, "processed") shall mean the act of converting goods from one form to another other than by relabelling or rebundling.

1.2 Additional Definitions. The following terms are defined in the Sections indicated:

Defined Terms	Section
FCF Notice	Section 5.3
Supply Request	Section 5.2
Term	Section 2.3
Thunderbird Notice	Section 5.4

ARTICLE II

APPOINTMENTS

2.1 Appointments. AMC LLC shall appoint, and hereby appoints:

(a) Thunderbird as (i) one of its two priority suppliers in respect of all of its supply requirements and (ii) its agent to manage all of its supply requirements; and

(b) FCF as one of its two priority suppliers in respect of all of its supply requirements.

Each such appointment shall be on the terms and conditions set forth in this Agreement.

2.2 Acceptance of Appointments. Each of Thunderbird and FCF shall accept, and hereby accepts, the appointments described in Section 2.1 on the terms and conditions set forth in this Agreement.

2.3 Term. Each appointment described in Section 2.1 will take effect from formation of LLC AMC and shall continue in full force and effect until it is terminated in accordance with Article VI (the "Term").

ARTICLE III

OBLIGATIONS OF AMC LLC

3.1 AMC LLC agrees with Thunderbird that it will, throughout the Term of Thunderbird's appointment as agent to manage all of AMC LLC's supply requirements:

(a) Information and Support. Provide all information and support to Thunderbird to enable Thunderbird to fulfill its obligations under this Agreement.

(b) Payments. Pay promptly the Commission and any other sum payable by AMC LLC to Thunderbird in accordance with the terms of this Agreement.

(c) Indemnify. Indemnify and keep indemnified Thunderbird from and against any and all loss, damage or liability, whether criminal or civil, suffered by Thunderbird in the course of fulfilling its obligations as an agent of AMC LLC under this Agreement except where such loss, damage or liability shall have been suffered as a result of a breach of this Agreement, or a default or negligence, by Thunderbird or action taken by Thunderbird outside the terms of its appointment.

ARTICLE IV

OBLIGATIONS OF THUNDERBIRD

4.1 Thunderbird agrees with AMC LLC that it will throughout the Term of its appointment as agent to manage all of AMC LLC's supply requirements:

(a) Manage Supply Requirements. Manage all of AMC LLC's supply requirements by:

(i) Priority Suppliers: Ensuring that the priority supply rights granted to the Priority Suppliers pursuant to Article V are complied with in all respects.

(ii) Non-Priority Suppliers: Where the supply requirements of AMC LLC are not fulfilled by the Priority Suppliers, seeking third party suppliers to fulfill such supply requirements on terms acceptable to AMC LLC.

(iii) Scheduling and Delivery: Coordinating the scheduling and timely delivery of all product to be supplied to AMC LLC by the Priority Suppliers and by third parties, in accordance with AMC LLC's instructions

(b) Good Faith: In all respects, act in good faith and in the best interests of AMC LLC.

(c) Compliance. Comply with (i) AMC LLC's instructions given in accordance with the provisions of, and in relation to the performance of Thunderbird's obligations under, this Agreement (provided, however, that such instructions should not be such that they inhibit Thunderbird's discretion to determine itself how best to fulfill its obligations under this Agreement) and (ii) all applicable laws and requirements of any governmental or regulatory authority applicable to its obligations

(d) Indemnify. Indemnify and keep indemnified AMC LLC from and against any and all loss, damage or liability, whether criminal or civil, suffered by AMC LLC as a result of a breach of this Agreement, or a default or negligence, by Thunderbird or action taken by Thunderbird outside the terms of its appointment.

4.2 Market Conditions. Thunderbird's obligation to obtain third party suppliers for AMC LLC is subject always to there being suppliers prepared to supply goods and services to AMC LLC on terms acceptable to AMC LLC.

ARTICLE V

PRIORITY SUPPLY RIGHTS

5.1 Right to Supply. Subject to the remainder of this Article 5, each of the Priority Suppliers shall have, throughout the Term of its appointment as a priority supplier of AMC LLC, the right to (a) replace, to the extent legally permitted and to the extent such replacement would not cause a breach of the Contract being replaced, any and all Contracts entered into by AMC LLC for the supply of goods or services to AMC LLC with Contracts between itself and AMC LLC for the supply of goods or services produced or processed by such Person on terms substantially similar to the terms of the Contract being replaced (except as to price which shall be at the Default Prices); and (b) supply any and all other goods and services requirements of AMC LLC from time to time at prices and on other terms as set out in Section 5.5.

5.2 Notice from Inventory Manager. In order that the Priority Suppliers may exercise the rights granted to them under Section 5.1, AMC LLC shall cause its inventory manager to notify Thunderbird on a timely basis of all of AMC LLC's supply requirements as determined by such inventory manager, including whether the goods and services requirements are to be supplied in accordance with Section 5.1(a) or Section 5.1(b). Immediately thereafter (and in any event not more than two business days after being so notified by the inventory manager of AMC LLC), Thunderbird shall give written notice (a "Supply Request") to FCF of all of AMC LLC's supply requirements.

5.3 FCF's Notice. FCF and its Affiliates shall have five Business Days from the date of receipt of the Supply Request to exercise their rights under Section 5.1 by giving notice (the "FCF Notice") to Thunderbird specifying the goods and services requirements of AMC LLC that FCF and/or its Affiliates have agreed to supply. The FCF Notice shall identify, in respect of each good and service specified in the Supply Request, the maximum quantity of such good or service that FCF and/or its Affiliates have agreed to supply to AMC LLC and the proposed price at which such good or service would be supplied. Failure to respond within the five Business Day period to a Supply Request shall mean that FCF and its Affiliates have foregone their right to supply AMC LLC in respect of those goods and services set forth in such Supply Request.

5.4 Thunderbird's Notice to AMC LLC. On the earlier of (a) the fifth Business Day following the date of

receipt of the Supply Request by FCF or (b) receipt of the FCF Notice, Thunderbird shall give notice (the "Thunderbird Notice") to AMC LLC (with a copy to FCF at the same time) specifying the goods and services requirements of AMC LLC that the Priority Suppliers have agreed to supply. The Thunderbird Notice shall identify, in respect of each good and service specified in the Supply Request, the quantity of such good or service that each of the Priority Supplies have agreed to supply to AMC LLC and the proposed prices at which such good or service would be supplied. Failure to include the supply contributions of Thunderbird and its Affiliates in the Thunderbird Notice shall mean that Thunderbird and its Affiliates have foregone their right to supply AMC LLC in respect of those goods and services set forth in the Supply Request.

5.5 Terms and Conditions of Supply. (a) Unless the Priority Suppliers are required (under Section 5.1(a)) to supply the goods and services specified in the Thunderbird Notice on terms substantially similar to the terms of a replaced Contract, such goods and services shall be supplied by each Priority Supplier on such Priority Supplier's customary terms of sale, as previously approved by AMC LLC.

(b) The prices at which the goods and services specified in the Thunderbird Notice shall be supplied shall be the prices specified in the Thunderbird Notice or, if such prices are not accepted by AMC LLC, shall be the prices agreed between each Priority Supplier and AMC LLC (in respect of the goods and services to be supplied by that Priority Supplier) within three Business Days of receipt by AMC LLC of the Thunderbird Notice or, failing agreement, shall be the Default Prices of such goods and services.

5.6 Payment. Notwithstanding any other terms and conditions of supply, payment for all goods and services supplied by the Priority Suppliers will be made by AMC LLC within 10 Business Days of delivery of such goods and services to AMC LLC. If such payment is received by the Priority Supplier prior to the end of such 10 Business Day period, AMC LLC shall be entitled to a 1% discount on the invoiced value of such goods or services.

5.7 Quantity of Goods and Services Supplied. The amount of goods and services that each of the Priority Suppliers are entitled to supply to AMC LLC shall be calculated as follows. In respect of each good or service specified in a Supply Request;

(a) The two Priority Suppliers shall each be entitled to supply up to 50% of each such good or service.

(b) If either of the two Priority Suppliers wishes to supply less than its permissible 50% in respect of any such good or service (thereby creating a "shortfall"), the other Priority Supplier shall be entitled to supply all or part of such shortfall.

5.8 Third Party Suppliers. If, notwithstanding Section 5.7(b), a shortfall still remains (either because (a) one of the Priority Suppliers wishes to supply less than its permissible 50% and the other Priority Supplier does not wish to supply all of the shortfall or (b) both of the Priority Suppliers wish to supply less than their permissible 50%), Thunderbird shall in good faith seek to arrange for Persons, other than the Priority Suppliers, to supply the shortfall of goods and services to AMC LLC on terms acceptable to AMC LLC.

ARTICLE VI

TERMINATION

6.1 Appointment as Agent to Manage Supply. (a) Thunderbird's appointment as agent of AMC LLC to manage all of AMC LLC's supply requirements shall terminate:

(i) Notice. If either of Thunderbird or AMC LLC give 30 days' written notice to the other specifying an intention to terminate such appointment;

(ii) Insolvency. If either of Thunderbird or AMC LLC goes into liquidation either voluntarily or involuntarily;

(iii) Control. If (i) control of Thunderbird is acquired by any Person not having control of Thunderbird as of the date of the appointment, or (ii) American Wood Moulding Corporation (to be renamed Shearwater Holding Inc.) or an Affiliate of American Wood Moulding Corporation ceases to be a member of AMC LLC;

(iv) Non-compliance. If Thunderbird fails to substantially comply with, or is in material breach of, any of the terms of this Agreement relevant to its appointment as the agent of AMC LLC to manage all of AMC LLC's supply requirements and such failure (if capable of remedy) is not remedied within 30 days of

receiving written notice of such failure or material breach; provided, however, that Thunderbird shall not be in breach of the terms of this Agreement if the failure to fulfill AMC LLC's supply requirements is caused by a lack of suppliers willing or able to supply goods and services to AMC LLC on terms acceptable to AMC LLC.

6.2. Appointment of Priority Suppliers. (a) The appointment of Thunderbird and its Affiliates as a Priority Supplier of AMC LLC shall terminate only upon Thunderbird giving 30 days' written notice to AMC LLC specifying an intention to terminate such appointment.

(b) The appointment of FCF and its Affiliates as a Priority Supplier of AMC LLC shall terminate only upon FCF giving 30 days' written notice to AMC LLC specifying an intention to terminate such appointment.

ARTICLE VII

COMMISSION

7.1 Entitlement to Commission. Thunderbird shall be entitled to receive, as commission, an amount equal to 3% of the invoiced value of goods and services supplied to AMC LLC by Persons other than the Priority Suppliers in circumstances where Thunderbird has been responsible for arranging the supply of such goods and services. Other than such payment, Thunderbird shall not be entitled to any other compensation for performing its obligations as agent of AMC LLC to manage all of AMC LLC's supply requirements.

7.2 Invoicing. Thunderbird shall invoice AMC LLC for the commission specified in Section 7.1 no later than the 20th day of the month following the month in which the goods and services were supplied by Persons other than the Priority Suppliers.

7.3 Payment. AMC LLC shall pay the commission specified in Section 7.1 by the last day of the month in which it receives an invoice in accordance with Section 7.2.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendments. No amendment or variation to the terms of this Agreement shall be valid unless in writing and

signed by all parties to this Agreement or their respective successors, or permitted assigns, and then only to the extent specifically set forth in writing.

8.2 Waiver. No delay or omission of any party hereto to exercise any right under this Agreement shall impair such right or be construed to be a waiver of any default or an acquiescence therein. Any single or partial exercise of any right under this Agreement shall not preclude other or further exercise thereof, or the exercise of any other right.

8.3 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party to this Agreement may assign any of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement.

8.4 Notices. Any notice required or permitted to be given under this Agreement may be given (a) by overnight courier, in which case, it will be deemed given one Business Day after being so sent, (b) by certified or registered mail, return receipt requested, in which case, it will be deemed given three days after being deposited in the United States mail, postage prepaid, or (c) by facsimile, in which case, it will be deemed given on the day on which the facsimile was sent (with confirmation of receipt) if such day is a Business Day or the first Business Day following such day if not a Business Day. All notices shall be in writing and shall be given at the following addresses:

To AMC LLC:

7270 Park Circle Drive
Hanover, Maryland 21076
United States of America

Attention: Jeri Clement/Tony Johnston

To FCF:

7270 Park Circle Drive
Hanover, Maryland 21076
United States of America

Attention: Tony Johnston

To Thunderbird:

8180 Industrial Parkway
Sacramento, California 95824
United States of America

Attention: Neil Eric Hagen

or to such other address as each may hereafter designate by notice in accordance herewith.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York. The parties each hereby waive any right to a jury trial in any action arising hereunder.

8.6 Jurisdiction. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, The City of New York, for any actions, suits, or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.7 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondences, undertakings and communications of the parties, oral or written, regarding such subject matter.

8.8 No Partnership. The appointment of Thunderbird as AMC LLC's agent to manage all of its supply requirements under this Agreement is limited to the extent detailed in this Agreement. Thunderbird may not act as agent of AMC LLC except as authorized by this Agreement. AMC LLC and Thunderbird are not partners or joint venturers.

8.9 Headings. Section and paragraph headings herein are for the convenience of reference only, and shall not govern the interpretation of any provisions hereof.

8.10 Severability. The invalidity, illegality or unenforceability of any provision hereof, pursuant to judicial decree, shall not affect the validity or enforceability of any other provision hereof, all of which shall remain in full force and effect.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

American Moulding Corporation,
L.L.C.

By:____________________________
Name:
Title:

Fletcher Challenge Forests
USA Inc.

By:____________________________
Name:
Title:

Thunderbird Moulding Company

By:____________________________
Name:
Title: